FEDERAL DEPOSIT INSURANCE CORPORATION
                              WASHINGTON, DC 20429

                                    FORM F-4

                   QUARTERLY REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                    FOR THE QUARTER ENDING JUNE 30, 1995

                          FDIC CERTIFICATE NO. 24082-6


                                   TRIAD BANK
                (Exact name of bank as specified in its charter)


                                 NORTH CAROLINA
                            (State of Incorporation)

                                   56-1328631
                      (IRS Employer Identification Number)


                             113 NORTH GREENE STREET
                        GREENSBORO, NORTH CAROLINA 27401
                          (Address of Principal Office)

                                  (910)271-4700
              (Registrant's Telephone Number, Including Area Code)

                         Securities Registered Pursuant
                          to Section 12(g) of the Act:

                          COMMON STOCK, $2.50 PAR VALUE


Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                           YES     X                  NO

The number of shares of the Registrant's common stock outstanding as of July 31, 1995 was 1,818,623.


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                                 BALANCE SHEETS
                                   TRIAD BANK
                                 (In thousands)



                                                                 June 30         December 31        June 30
                                                                  1995              1994             1994
                                                               ------------      ------------     ------------

ASSETS

Cash and due from banks                                      $      14,506       $    10,591    $      11,892
Investment securities (Note 2)                                      45,993            45,940           48,226
Federal funds sold                                                   2,240             2,540                0

Loans (Note 3)                                                     122,993           115,155          107,101
   Allowance for loan losses                                       (2,406)           (2,490)          (2,433)
                                                               ------------      ------------     ------------

                                         NET LOANS                 120,587           112,665          104,668

Bank premises and equipment, net:                                    3,591             3,655            3,562
Other real estate owned                                                317               700            1,101
Closed bank premises                                                     0               812              870
Other assets                                                         1,980             1,684            1,913
                                                               ------------      ------------     ------------

                                      TOTAL ASSETS           $     189,214     $     178,587    $     172,232
                                                               ============      ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Non-interest bearing                                      $      42,931     $      41,442    $      37,898
   Interest bearing                                                128,964           121,191          114,242
                                                               ------------      ------------     ------------

                                    TOTAL DEPOSITS                 171,895           162,633          152,140

Short-term borrowings                                                1,309             1,591            6,291
Accrued expenses and other liabilities                               1,629               950            1,151
                                                               ------------      ------------     ------------

                                 TOTAL LIABILITIES                 174,833           165,174          159,582

Stockholders' Equity
   Common stock                                                      4,547             4,542            4,320
   Surplus                                                           7,525             7,521            6,760
   Undivided profits                                                 2,355             1,544            1,708
   Unrealized loss on available for sale                              (46)             (194)            (138)
securities
                                                               ------------      ------------     ------------
                        TOTAL STOCKHOLDERS' EQUITY                  14,381            13,413           12,650
                                                               ------------      ------------     ------------
                             TOTAL LIABILITIES AND
                              STOCKHOLDERS' EQUITY           $     189,214     $     178,587    $     172,232
                                                               ============      ============     ============

                              STATEMENTS OF INCOME
                                   TRIAD BANK
                      (In thousands except per share data)



                                                             Three Months ended June 30            Six months ended June 30
                                                              1995            1994                 1995                 1994
                                                           ---------------------------------------------------------------------
INTEREST INCOME
    Loans                                                 $     2,864    $      2,178         $        5,569    $         4,267
   Investment securities                                          655             602                  1,294              1,225
   Federal funds sold                                              55               8                     76                 33
                                                           -----------     -----------          -------------     --------------
                                TOTAL INTEREST INCOME           3,574           2,788                  6,939              5,525

INTEREST EXPENSE
   Deposits                                                     1,409             886                  2,626              1,803
   Other                                                           13              47                     49                 62
                                                           -----------     -----------          -------------     --------------
                               TOTAL INTEREST EXPENSE           1,422             933                  2,675              1,865
                                                           -----------     -----------          -------------     --------------
                                  NET INTEREST INCOME           2,152           1,855                  4,264              3,660

PROVISION FOR LOAN LOSSES                                          45              75                     50                150
                                                           -----------     -----------          -------------     --------------
                            NET INTEREST INCOME AFTER
                            PROVISION FOR LOAN LOSSES           2,107           1,780                  4,214              3,510

NON-INTEREST INCOME
   Service charges on deposit accounts                            317             327                    617                629
   Other income                                                   224              63                    322                217
   Gain on investment securities                                    0               0                      0                  2
                                                           -----------     -----------          -------------     --------------
                            TOTAL NON-INTEREST INCOME             541             390                    939                848
                                                           -----------     -----------          -------------     --------------

NON-INTEREST EXPENSE
   Salaries and employee benefits                               1,047             974                  2,106              1,933
   Occupancy and equipment                                        444             348                    884                761
   Other                                                          597             584                  1,192              1,207
                                                           -----------     -----------          -------------     --------------
                           TOTAL NON-INTEREST EXPENSE           2,088           1,906                  4,182              3,901
                                                           -----------     -----------          -------------     --------------

                           INCOME BEFORE INCOME TAXES             560             264                    971                457

PROVISION FOR INCOME TAXES                                         55              59                    160                 95
                                                           -----------     -----------          -------------     --------------

                                           NET INCOME    $        505    $        205         $          811    $           362
                                                           ===========     ===========          =============     ==============

                                 NET INCOME PER SHARE    $       0.28    $       0.12         $         0.45    $          0.21
                                                           ===========     ===========          =============     ==============

Average number of shares outstanding                        1,817,837       1,725,860              1,817,241          1,723,598
                                                           ===========     ===========          =============     ==============



                            STATEMENTS OF CASH FLOWS
                                   TRIAD BANK
                                 (In thousands)




                                                                                           Six Months Ended June 30
                                                                                           1995                 1994
                                                                                        ------------         ------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                                            $         811        $         362
                                                                                        ------------         ------------
Adjustments to reconcile net income to cash:
   Market value adjustment on available-for-sale securities                                     148                (138)
   Depreciation and amortization                                                                254                  234
   Amortization of premiums and discounts, net                                                   61                   54
   Provision for loan losses                                                                     50                  150
   Net (gain) on investment securities                                                            0                  (2)
   Net (gain)  on sale of other real estate                                                   (162)                 (44)
   Decrease  in other assets                                                                    516                (328)
   Increase (decrease) in accrued expenses and other liabilities                                579                (238)
                                                                                        ------------         ------------
                         TOTAL ADJUSTMENTS TO RECONCILE
                                                              NET INCOME TO CASH              1,546                (224)
                                                                                        ------------         ------------

                                       NET CASH PROVIDED BY OPERATING ACTIVITIES              2,357                  138
                                                                                        ------------         ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities                                                           (1,682)             (12,137)
Proceeds from maturities of investment securities                                             1,568                6,871
Proceeds from sales of investment securities                                                      0                5,049
Net (increase) decrease in loans from originations and repayments                           (7,972)              (3,300)
Purchase of bank premises and equipment                                                       (190)                (500)
Proceeds from sale of other real estate                                                         545                  761
                                                                                        ------------         ------------

                                        NET CASH  (USED) BY INVESTING ACTIVITIES            (7,731)              (3,256)
                                                                                        ------------         ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase  in deposits                                                                     9,262              (4,851)
Net increase (decrease) in short-term borrowings                                              (282)                5,330
Proceeds from issuance of common stock                                                            9                   43
                                                                                        ------------         ------------

                                      NET CASH PROVIDED  BY FINANCING ACTIVITIES              8,989                  522
                                                                                        ------------         ------------

                                      NET INCREASE  IN CASH AND CASH EQUIVALENTS              3,615              (2,596)

Cash and cash equivalents, beginning of period                                               13,131               14,488
                                                                                        ------------         ------------

Cash and cash equivalents, end of period                                              $      16,746        $      11,892
                                                                                        ============         ============

NOTES TO FINANCIAL STATEMENTS




(1)      Accounting Policies

         The financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. All such adjustments are of a normal, recurring nature.


(2)      Investment Securities

         Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115 - Accounting for Certain Investments in Debt and Equity Securities. SFAS 115 requires that investments in equity securities having readily determinable fair values and all investments in debt securities be classified and accounted for in three categories.

         Debt securities that management has the positive intent and ability to hold to maturity are to be classified as securities held to maturity. Held to maturity securities are reported at amortized cost. Debt and equity securities that are held principally for the purpose of selling them in the near term are to be classified as trading securities. Trading securities are reported at fair value with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held to maturity or trading are to be classified as available for sale. Available for sale securities are reported at fair value with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.

         Upon adoption of SFAS 115 as of January 1, 1994, the Bank classified securities with an amortized cost of $17,255,000 as available for sale at their fair value of $17,332,000. The excess of the fair value over the amortized cost, net of tax, equal to $47,000 was recorded as an increase to stockholders' equity. The application of FASB 115 should not have a material impact on the Bank's results of operations, but increased volatility of stockholders' equity and related capital ratios could result from changes in unrealized gains and losses on securities classified as available for sale.

         The Bank does not have any trading securities.

         Following is a summary of the cost and market values of the investment portfolio at each of the balance sheet dates presented:


                                            JUN 31        DEC 31       JUN 31
                                              1995         1994          1994
HELD TO MATURITY
  Amortized Cost .....................     $ 38,905      $ 38,403      $ 37,770
  Market Value .......................       38,355        35,863        36,355
  Unrealized Loss ....................     ($   550)     ($ 2,540)     ($ 1,415)

AVAILABLE FOR SALE
  Amortized Cost .....................     $  7,157      $  7,831      $ 10,686
  Market Value .......................        7,088         7,537        10,456
  Unrealized Loss ....................     ($    69)     ($   294)     ($   230)
  Unrealized Loss, Net of Tax ........     ($    46)     ($   194)     ($   138)


(3)      Loans

     In May, 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114 (Statement 114), "Accounting by Creditors for Impairment of a Loan", and in October 1994 issued Statement 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures", an amendment of Statement 114.

         Statements 114 and 118 prescribe the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled-debt restructurings. The statements were adopted January 1, 1995 with no material impact on the Bank's financial statements.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                     MATERIAL CHANGES IN FINANCIAL CONDITION

   Since year end 1994, there have been no material changes in the financial condition of the Bank.

                    MATERIAL CHANGES IN RESULTS OF OPERATIONS

The increase in net interest income is the direct result of the increase in loans outstanding over their level at June 30, 1994.

Included in other non-interest income for the three months and six months ended June 30, 1995, are gains on sales of other real estate of $140,000 and $162,000, respectively. In the same periods of 1994, other real estate gains of $36,000 and $56,000, respectively were netted against other non-interest expense.

Occupancy and equipment expense in the 1995 reported periods reflects an increase in rent expense associated with new and renovated branch facilities, as well as scheduled rent increases on other leases. The second quarter 1994 reflects an adjustment to reduce depreciation expense by $42,000 due to duplicate postings in the first quarter 1994.

Income tax expense in the second quarter 1995 includes a reduction of $37,000 to adjust to the expected effective tax rate for the full year 1995.

Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              TRIAD BANK



        8/4/95                      /s/  James E. Mims
         Date               Chairman and Chief Executive Officer



        8/4/95                      /s/  Richard M. Cobb
          Date              Senior Vice President and Chief Financial Officer

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